EXHIBIT j.1.
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 24, 2008, relating to the financial statements and financial highlights which appears in the August 31, 2008 Annual Report to Shareholders of AIG Retirement Company I, formerly known as VALIC Company II, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings Policies and Procedures” and “Independent Registered Public Accounting Firm” in such Registration Statement.
PricewaterhouseCoopers LLP
Houston, Texas
December 16, 2008